EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125518, 333-133357, 333-142844 and 333-150730) of XenoPort, Inc. pertaining to the 1999 Stock Plan, the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan, the 2005 Employee Stock Purchase Plan, the New Hire Option Agreement between Vincent J. Angotti and Registrant, and the New Hire Stock Unit Award Agreement between Vincent J. Angotti and Registrant of XenoPort, Inc., and Form S-3 (No. 333-156485) of our reports dated February 24, 2009, with respect to the financial statements of XenoPort, Inc. and the effectiveness of internal control over financial reporting of XenoPort, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    Ernst & Young LLP

Palo Alto, California

February 24, 2009